Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of June 3, 2015, among Bio-Reference Laboratories, Inc., a New Jersey corporation with its principal place of business at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (the “Company”), OPKO Health, Inc., a Delaware corporation with its principal place of business at 4400 Biscayne Boulevard, Miami, Florida 33137 (“OPKO”), and Marc D. Grodman, M.D., residing at R.D. No. 1, P.O. Box 309, Califon, New Jersey 07830 (the “Employee”).

This Agreement will be effective as of, and contingent upon, the closing of the Agreement and Plan of Merger among Bio-Reference Laboratories, Inc., OPKO Health, Inc., and Bamboo Acquisition, Inc. dated as of June 3, 2015 (the “Merger Agreement”), whereby the Company will become an indirect wholly-owned subsidiary of OPKO (the “Merger”).  In the event that the Merger is not consummated, this Agreement will be null and void ab initio and without any effect.

Upon closing of the Merger, this Agreement will supersede and replace the Employment Agreement dated as of December 31, 2010 between the Company and the Employee.

W I T N E S S E T H:

WHEREAS, the Company is primarily engaged in the operation of a clinical laboratory in northern New Jersey, and

WHEREAS, the Employee currently serves as the President and Chief Executive Officer of the Company,

WHEREAS, the Company will become an indirect wholly-owned subsidiary of OPKO upon closing of the Merger,

WHEREAS, the Company and OPKO desire to avail themselves of the Employee’s knowledge and experience and the Company desires to continue to employ the Employee as the President and Chief Executive Officer of the Company after closing of the Merger on the terms and conditions hereinafter set forth, and

WHEREAS, the Employee desires to continue to be employed by the Company after closing of the Merger on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows effective as of, and contingent upon, the closing of the Merger:

1.                                      Employment Term.  The Company agrees to employ the Employee as its President and Chief Executive Officer, and the Employee agrees to accept such employment with the Company, for a term of five (5) years (the “Term”) commencing upon the closing of the Merger (the “Effective Date”).  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated by either the Company or the Employee in accordance with the terms of this Agreement.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder will be referred to herein as the “Employment Period.”

2.                                      Duties.

(a)                                 During the Employment Period, the Employee will perform such duties and exercise such powers related to the Company as are commensurate with the office of President and Chief Executive Officer, including, without limitation, (i) the allocation of Company capital and resources, (ii) ultimate authority with respect to the employment, termination, and compensation of all other Company employees, and (iii) direct reporting of all other Company employees to either the Employee or his designee(s), and such other duties consistent with his position assigned to him by Phillip Frost, M.D. (“Frost”); provided, however, that the Employee will coordinate with OPKO on the Company’s finance and human resources policies and will be required to comply with OPKO’s authorization and approval guidelines and policies; provided, however, that the Employee’s compliance with OPKO’s insider trading policies shall be as set forth in Section 12; provided, further, that in no event will Employee’s level of authorization be less than any other President or CEO of any of OPKO’s other business operating divisions or subsidiaries.  The Employee will report directly to Frost. In the event that Frost ceases to be affiliated with OPKO, Employee will thereafter report directly to the Chief Executive Officer of OPKO and all references to “Frost” in this Agreement will be deemed to mean the Chief Executive Officer of OPKO.

(b)                                 During the Employment Period, the Employee will devote substantially all of his time, ability and attention during normal business hours to the business of the Company, faithfully perform the duties of his employment with the Company, and do all reasonably in his power to promote, develop, and extend the business of the Company.

(c)                                  During the Employment Period, the Employee will not, except as a representative of the Company or with written consent of the Company, be directly or indirectly engaged, concerned or interested in the conduct of any other business competing or likely to compete with the Company, provided, that notwithstanding anything contained in this Agreement to the contrary, the Employee will not be precluded from devoting a reasonable amount of his time to:

(i)                                     serving, with the prior written approval of Frost, as a director or member of a committee of any organization involving no conflict of interest with the business of the Company;

(ii)                                  managing his personal investments, provided that such activities will not materially interfere with the Employee’s performance of his duties hereunder;

(iii)                               participating in such courses of instruction and rendering such services as are consistent with the maintenance of his skills as a medical doctor;

(iv)                              performance as a member of the faculty of Columbia University Medical Center and the Attending Staff of New York-Presbyterian Hospital or the performance of similar services at any similar institutions; and

(v)                                 civic and charitable activities.

(d)                                 The Employee will be employed at the offices of the Company located in Elmwood Park, New Jersey, provided, that the Employee acknowledges and agrees that the proper performance of his duties may make it necessary to spend reasonable periods of time in other parts of the country.

3.                                      Compensation.

(a)                                 During the Employment Period, the Company will pay the Employee as compensation for his services under this Agreement commencing as of the Effective Date, a minimum annual base compensation at the rate of $1,175,676 (the “Base Compensation”).   Employee’s Base Compensation under this Agreement shall be reviewed at least annually by Frost or OPKO’s Board.

(b)                                 During the Employment Term, the Employee will be eligible to receive an annual incentive payment under the Company’s management incentive bonus plan as in effect for the applicable year (the “Annual Bonus”).  In addition, the Employee will also be eligible to receive discretionary bonus payments as determined by Frost and, to the extent required by applicable law, the Compensation Committee of the Board of Directors of OPKO.

(c)                                  On, or as soon as practicable after the Effective Date, OPKO will grant the Employee options under the OPKO Health, Inc. 2007 Equity Incentive Plan (the “Plan”) as set forth on the Schedule 4.14(e) of the Merger Agreement, with an exercise price equal to the Fair Market Value (as such term is defined in the Plan) of a share of OPKO’s common stock on the date of grant and subject to the terms of the Plan and the grant award notification and nonqualified stock option award agreement, provided, that the options will vest in equal annual installments over four years and the Employee will fully vest in any then-unvested options that were granted pursuant to this Section 3(c) upon the earliest of (i) any Change in Control (as defined in subparagraph (e) of Section 7 hereof) of the Company or OPKO, (ii) the Employee’s death, (iii) any termination of the Employee’s employment by the Company without Cause (as defined in subparagraph (b) of Section 6 hereof) or due to the Employee’s Total Disability (as defined in subparagraph (g) of Section 4 hereof), or (iv) any voluntary termination of the Employee’s employment by the Employee for Good Reason (as defined in subparagraph (d) of Section 6 hereof).

(d)                                 To the extent that any annual or periodic equity grants are made to OPKO executives during the Employment Period, the Employee will be eligible to also receive grants of such types and in such amounts as shall be determined by the Compensation Committee of the Board of Directors of OPKO.

(e)                                  The Company will lease and insure, under the Company’s policy, an automobile for the benefit of the Employee.  The Company will be responsible for maintenance, gasoline, repair and all other such costs but only to the extent such expenses relate to the business use of the automobile.  At the end of the lease term, or in the event of the termination of this Agreement for any reason, including non-renewal, the Employee will have the following options:

(i)                                     surrender the automobile to the Company,

(ii)                                  assume the Company’s lease payment obligation; or

(iii)                               exercise the purchase option of the lease, if any.

In addition, the Company will provide the Employee upon reasonable advance notice with access for personal use of the Company’s airplane, which use will be taxable to the Employee.

(f)                                   The Company will promptly pay or reimburse the Employee for all expenses incurred by the Employee in the performance of his duties under this Agreement.  Such expenses will be limited to the reasonable out-of-pocket expenses necessarily and actually incurred by the Employee in the performance of his duties at the level reimbursed by the Company to the Employee immediately prior to the Effective Date and in no event at a level less than any OPKO executive other than Frost.

(g)                                  The Employee will be entitled to participate in any fringe benefit and bonus plans available to the Company’s employees as in effect from time to time, and to the extent that the Employee may be eligible to do so under the applicable provisions of the plans, including but not limited to pension, profit sharing, stock option, and similar plans for life and medical insurance plans or coverage maintained by the Company for senior personnel and/or all personnel.

(h)                                 The Employee will be entitled to such vacation, personal time, and holidays as he is eligible for under the Company’s Employment and Personnel Policy as the same presently exists or may hereinafter be amended.

(i)                                     The Company and OPKO will provide the Employee with indemnification (including advancement of legal fees) to the maximum extent permitted by law and coverage under any directors’ and officers’ insurance policies, on terms no less favorable than provided to any other Company or OPKO executive officer or director.  Such coverage will continue after the Employment Period while any potential liability exists.

(j)                                    Within thirty (30) days upon presentation of appropriate documentation, the Company will pay all documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and, in the event of any dispute regarding this Agreement in which the Employee prevails, all documented legal fees and related expenses incurred in connection with the dispute.

4.                                      Disability.  If during the Employment Period, the Employee incurs a Total Disability (as defined in subparagraph (g) of this Section 4) then, subject to the earlier termination of this Agreement or the earlier termination of the disability, the Company will compensate the Employee as provided in subparagraphs (a), (b), (c), and (d) of this Section 4.

(a)                                 For the month in which the Employee incurs the Total Disability, and for the following thirty-six (36) months of the disability, the Company will compensate the Employee at a rate equal to his then-current Base Compensation.

(b)                                 For a period of three (3) months commencing upon the termination of the thirty-six (36) month period described in subparagraph (a) of this Section 4, the Company will not pay the Employee any portion of his Base Compensation and Employee will be on an unpaid leave of absence.

(c)                                  If the Employee’s Total Disability terminates at any time prior to the expiration of the three (3) month period described in subparagraph (b) of this Section 4, then the Employee will return to full and active employment with the Company under the terms of this Agreement, provided, that if the Employee again incurs a Total Disability within a period of three (3) months after such return, and such Total Disability is related to his prior Total Disability, then the Employee will be deemed to have been continuously disabled from the date he incurred the prior Total Disability.

(d)                                 Upon expiration of the three (3) month period described in subparagraph (b) of this Section 4 without the Employee returning to full and active employment during such period, the employment of the Employee will terminate, unless an additional leave of absence is granted by the Company, in which event the employment of the Employee will terminate upon the expiration of the additional leave of absence.

(e)                                  In the event the Employee incurs a disability that is not a Total Disability, during the period of such disability, the Employee’s Base Compensation shall be equitably adjusted according to the time that he is able to devote to the affairs of the Company.

(f)                                   In addition to the foregoing, the Employee will be entitled to receive the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained by the Company, if any.

(g)                                  As used in this Agreement, the term “Total Disability” means a disability such that:

(i)                                     the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii)                                  the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

5.                                      Insurance.  The Company maintains a second to die insurance policy insuring the Employee and his wife Pam.  On the Effective Date or as soon as practicable thereafter, the Company will transfer such policy to the Employee without requiring the Employee to reimburse the Company for prior premiums paid on such policy.  The Employee will thereafter pay any premiums under such policy. The Employee and the Company will cooperate with respect to the tax treatment and any applicable tax and withholding obligations.

6.                                      Termination.

(a)                                 Termination by Death.  If the Employee dies while employed by the Company, the Company’s employment obligation under this Agreement will terminate at the date of death and the Employee’s estate will be entitled to (i) any earned but unpaid Base Compensation, (ii) unreimbursed business expenses, (iii) any earned but unpaid bonuses for the year(s) prior to the Employee’s termination date, and (iv) any vested benefits or amounts to which the Employee (or his beneficiaries or estate) is entitled pursuant to the terms of any employee benefit plan, equity plan, practice, program, or arrangement maintained by the Company (the “Accrued Amounts”). The Accrued Amounts will be paid within thirty (30) days of the Employee’s death, provided, that the amount described in clause (iii) of the foregoing sentence may be paid later to the extent necessary to determine the Company’s actual financial results for the applicable bonus period, but in no event later than the termination of the short term deferral period as defined in Treasury Regulation § 1.409A-1(b)(4), and the amounts in clause (iv) of the foregoing shall be paid in accordance with the terms of the applicable plan, practice, program or arrangement.  In addition, the Employee’s estate (or such other named beneficiary) will be entitled to the amounts, if any, as may be payable to his estate or beneficiaries under policies of insurance maintained by the Company.  In addition, if the Employee dies while employed by the Company, the Company will pay a death benefit to his estate equal to twenty-four (24) months of his monthly Base Compensation at the time of his death, payable in equal amounts over twenty-four (24) months.

(b)                                 Termination for Cause.  The Employee’s employment with the Company may be terminated by the Company for Cause at any time in accordance with subparagraph (e) of this Section 6.  In the event the Employee is terminated for Cause, the Employee will be entitled to all arrearages of Base Compensation and expenses through his termination date, but will not be entitled to further compensation.  As used in this Agreement, the term “Cause” means:

(i)                                     any act or acts of dishonesty (other than good faith disputes regarding the Employee’s business expense account) constituting criminal acts by the Employee resulting or intending to result directly or indirectly in material gain to, or personal enrichment of, the Employee at the Company’s expense;

(ii)                                  the Employee’s indictment, conviction, or pleading of guilty or nolo contendere, to a felony; or

(iii)                               the Employee’s material breach of this Agreement, provided, that the Company provides Employee with written notice of such breach and a twenty (20) day period to cure the breach.

(c)                                  Termination at the Option of the Employee.  This Agreement and the Employee’s employment with the Company may be terminated at any time and for any reason, at the election of the Employee in accordance with subparagraph (e) of this Section 6.

(d)                                 Termination without Cause or for Good Reason.  If the Employee’s employment by the Company is terminated (i) by the Company without Cause, or (ii) by the Employee for Good Reason, the Employee will be entitled to (x) the Accrued Amounts, and (y) a lump sum payment equal to three (3) times the sum of Employee’s then-current Base Compensation, target bonus and the Employee’s annual COBRA premium at the time of termination, provided, that if Employee’s termination date is prior to October 31, 2017, an amount equal to the Employee’s then-current Base Compensation and COBRA premium will be paid from the date of termination to October 31, 2017 in accordance with the normal payroll practices of the Company, and such amount will be deducted from the Employee’s lump sum payment amount, and (z) a pro-rata bonus based on any applicable performance metrics for the Employee’s year of termination as determined using the Company’s actual performance for such year and paid when it otherwise would have been paid for such year. All of the foregoing amounts, other than the Accrued Amounts, shall be subject to and conditioned upon the execution by the Employee of a release satisfactory to the Company that becomes irrevocable within 30 days following the date on which the Employee’s employment with the Company is terminated, and the foregoing amounts shall be paid or commence upon the 30th day following the date on which the Employee’s employment is terminated.  The first such cash payment shall include payment of all amounts that otherwise would have been due under the terms of this Agreement had such payments commenced immediately upon the date on which the Employee’s employment with the Company is terminated, and any payments made thereafter shall continue as provided herein.  As used in this Agreement, the term “Good Reason” means:

(1)         a diminution in the Employee’s Base Compensation;

(2)         a diminution in the Employee’s authority, duties or responsibilities;

(3)         a material change in the geographic location at which the Employee provides his services under this Agreement;

(4)         a change in the Employee’s reporting lines; or

(5)         any other action or inaction that constitutes a material breach by the Company of this Agreement.

(e)                                  Notice of Termination.

(i)                                     Any election by the Company to terminate the Employee’s employment hereunder for “Cause” will be communicated by a written notice of termination (the “For Cause Notice of Termination”) forwarded to the Employee.  The For Cause Notice of Termination will recite the facts and circumstances claimed to provide the basis for such termination and will specify the purported date of termination of the Employee’s employment hereunder (the “For Cause Date of Termination”).  The For Cause Date of Termination will not be less than seven (7) days from the date of receipt by the Employee of the For Cause Notice of Termination.  If within said seven (7) day time period, the Company receives written notice from the Employee, given in good faith, that a dispute exists concerning such termination, and provided the Employee pursues resolution of the dispute with reasonable diligence, the Company will, subject to resolution of the dispute, continue to pay the Employee his full Base Compensation as in effect as of the date of his receipt of the For Cause Notice of Termination and continue the Employee as a participant in all compensation, benefit, and insurance plans in which he was participating at such date, until the dispute is resolved.  If the dispute resolution determines that the Employee’s employment was properly terminated for “Cause,” he will not be entitled to retain any payments with respect to periods after the For Cause Date of Termination and will promptly return such amounts to the Company.

(ii)                                  Any election by the Employee to terminate his employment hereunder for “Good Reason” will be communicated by a written notice of termination (the “Good Reason Notice of Termination”) forwarded to the Company.  The Good Reason Notice of Termination will recite the facts and circumstances claimed to constitute “Good Reason” and will specify the purported date of termination of the Employee’s employment hereunder (the “Good Reason Date of Termination”).  The Good Reason Date of Termination will not be less than forty (40) days or more than sixty (60) days after receipt by the Company of the Good Reason Notice of Termination.  The Good Reason Notice of Termination must be received by the Company not more than ninety (90) days after the initial existence of the condition on which the Good Reason Notice of Termination is based and the Company will have thirty (30) days after receipt of the Good Reason Notice of Termination to remedy the condition.  In the event of such remedy, the Employee’s employment will continue in accordance with this Agreement.

(iii)                               Any termination by the Employee without Good Reason or by the Company without Cause shall be communicated by written notice to the other party and shall be effective thirty (30) days following receipt by the Employee or the Company, as applicable, of the written notice; provided, however, that in the event of a termination of the Employee’s employment by the Employee without Good Reason under this Section 6(e), the Company may in its sole and absolute discretion, by written notice to the Employee, accelerate the date of termination and still have it treated as a termination by the Employee without Good Reason.

7.                                      Change in Control.  In the event of a “Change in Control” of the Company or OPKO as hereinafter defined, the Employee may elect as a result thereof to terminate his employment with the Company.  Such election must be effected by a written notice of termination (the “CIC Notice of Termination”) which must be received by the Company no later than thirty (30) days after such Change in Control occurs.  The CIC Notice of Termination must state a date of termination of employment effective at the earlier of forty-five (45) days after the occurrence of the Change in Control or the next to the last day of the calendar year in which the Change in Control occurs.  Subject to this Section 7, in the event of such election and timely filing by the Employee of the CIC Notice of Termination, the Employee will receive the amounts described in subparagraph (d) of Section 6 (without regard to the timing of payment proviso in subparagraph (d)(ii)(y)) hereof subject to and conditioned upon the execution by the Employee of a release satisfactory to the Company that becomes irrevocable within 30 days following the date on which the Employee’s employment with the Company is terminated.  Payment shall be made upon the 30th day following the date on which the Employee’s employment is terminated.

(a)                                 If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Employee would receive from the Company or otherwise in connection with a Change in Control (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 7, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company will cause to be determined, before any amounts of the Transaction Payment are paid to Employee, which of the following two alternative forms of payment would result in the Employee’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)                                 For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax. If a Reduced Payment is made, (x) the Employee will have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit to the Employee as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment will be reduced pro rata.

(c)                                  The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section 7.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to the Employee (and such acceptance will not be unreasonably withheld) to make the determinations required hereunder. The Company will bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The independent registered public accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or the Employee.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it will furnish the Company and the Employee with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment.  Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and the Employee.

(d)                                 Notwithstanding the foregoing, to the extent that neither the Company nor OPKO has any readily tradable public stock, and in the event that it will be determined that any right to receive any Transaction Payment would not be deductible, in whole or part when aggregated with any other right, payment or benefit to or for the Employee under all other agreements or benefit plans of the Company or OPKO, by the Company or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of Code and the Employee waives any Transaction Payment subject to stockholder approval, the Company or OPKO, as applicable, will use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to any Transaction Payment to obtain the approval of the Company’s or OPKO’s, as applicable, stockholders in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation § 1.280G-1.

(e)                                  As used in this Agreement, the term “Change in Control” means a “Change in Effective Control” under Treasury Regulation § 1.409A-3(i)(5)(vi) or “A Change in the Ownership of a Substantial Portion of a Corporation’s Assets,” under Treasury Regulation § 1.409A-3(i)(5)(vii) and means either (i) or (ii) below with regard to a change arising from the acquisition of the Company’s stock or appointment of new Directors (for a Change in Control), or a disposition of the corporate business (for A Change in the Ownership of a Substantial Portion of a Corporation’s Assets) as defined in (iii) below:

(i)                                     The date any one person, or more than one person acting as a group (as determined under paragraph Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the

Company or OPKO possessing thirty percent (30%) or more of the total voting power of the stock of the Company or OPKO.

(ii)                                  The date a majority of the members of the Company’s or OPKO’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or OPKO’s Board of Directors before the date of the appointment or election.

(iii)                               A change in the ownership of a substantial portion of the Company’s or OPKO’s assets occurs on the date that any one person, or more than one person acting as a group (as determined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or OPKO that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company or OPKO immediately before such acquisition or acquisitions.

For the avoidance of doubt, the Merger shall not constitute a Change in Control under this Agreement.

8.                                      Section 409A Compliance.  It is the intent of the parties that the payments and benefits under this Agreement comply with (or be exempt from) Section 409A of the Code and the regulations and guidance promulgated thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance therewith.  If the Employee notifies the Company (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A, and the Company concurs with such belief or the Company independently makes such determination, the Company will, after consulting with the Employee, reform such provision to try to comply with Code Section 409A through good faith modification to the maximum extent reasonably appropriate to comply with Code Section 409A, provided, that this provision will not require the Company to incur any additional cost with respect to such arrangements.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A, provided, that this provision will not require the Company to incur any additional cost with respect to such arrangements.  A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.  The Employee’s right to receive any installment payments pursuant to this

Agreement will be treated as a right to receive a series of separate payments.  To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from U.S. Federal income taxation, the Company will make the reimbursement to the Employee no later than December 31 of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and the Employee’s right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.  Notwithstanding the foregoing, the Company does not make any representation to the Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Code Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Employee or any beneficiary of the Employee for any tax, additional tax, interest or penalties that the Employee or any beneficiary of the Employee may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Code Section 409A.

9.                                      Confidential Information.  The Employee acknowledges an obligation of confidentiality to the Company and will not divulge, disclose or communicate any trade secret, private or confidential information or other proprietary knowledge of the Company or its associated companies obtained or acquired by him while so employed.  The foregoing will not apply to information that (i) was known to the public prior to its disclosure to the Employee, (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, (iii) the Employee is required to disclose by applicable law, regulation, or legal process, or (iv) the Employee discloses in the good faith performance of his duties under this Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall prohibit the Employee from participating in protected whistleblower activities under the Dodd-Frank Act.

10.                               Return of Information.  Upon termination of employment, the Employee agrees to not take with him and to deliver to the Company all records, notes, data, memoranda, models, equipment, blueprints, drawings, manuals, letters, reports and all other materials of a secret or confidential nature relating to the business of the Company which are in possession or control of the Employee, other than the Employee’s address book (in electronic and/or physical form) to the extent it only contains contact information.

11.                               Employee’s Restrictive Covenants.

(a)                                 At all times during the Restricted Period, the Employee shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Company Competitive Activity or OPKO Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Company Competitive Activity or OPKO Competitive Activity; provided that the foregoing shall not apply to the Employee’s ownership of common stock of the Company, OPKO or OPKO Subsidiary or the acquisition by the Employee, solely as an investment, of securities of any issuer, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation; provided, however, that the Employee may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in material direct competition with the Company, OPKO or OPKO Subsidiary but as to which such subsidiary, division, segment, unit, etc. the Employee has no direct or indirect responsibilities or involvement and provided that the Employee does not breach any of the covenants in this Agreement.

For purposes of this Agreement:

“Company Competitive Activity” means an activity that is in competition with the Company in any country in which the Company conducts business with respect to a business in which the Company engaged while the Employee was employed by the Company.

“OPKO Competitive Activity” means an activity that is in competition with OPKO or OPKO Subsidiary in any country in which OPKO or any of the OPKO Subsidiaries conducts business with respect to a business in which OPKO or any of the OPKO Subsidiaries engaged while the Employee was employed by the Company.

“OPKO Subsidiary” means all those corporations, associations or other business entities of which OPKO either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a manager or a managing member; (iv) otherwise has the ability to elect fifty percent (50%) or more of the directors, trustees, managers, or managing members thereof; or (v) under GAAP consolidates in its financial statements or accounts for under the equity method.

“Restricted Period” shall mean (i) with respect to Company Competitive Activity, three years following termination of employment for any reason and (ii) with respect to OPKO Competitive Activity, (x) in the event of termination of employment by the Employee for Good Reason or by the Company without Cause and the Employee has received or is receiving severance pursuant to Section 6(d), three years following such termination of employment and (y) in the event of any other termination of employment, one year following such termination of employment.

(b)                                 At all times during the Restricted Period, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ, solicit for employment or attempt to employ any employee, consultant or independent contractor performing services for the Company, OPKO or OPKO Subsidiary, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company, OPKO or OPKO Subsidiary for a period in excess of six (6) months, and/or (ii) call on, solicit, or engage in business with, any of the customers or clients of the Company, OPKO or OPKO Subsidiary on behalf of any person or entity in connection with any Company Competitive Activity or OPKO Competitive Activity and/or (iii) encourage any persons or entities with whom the Company, OPKO or OPKO Subsidiary does business or has some business relationship to cease doing business or to terminate its business relationship with the Company, OPKO or OPKO Subsidiary or to engage in any Company Competitive Activity or OPKO Competitive Activity on its own or with any competitor of the Company, OPKO or OPKO Subsidiary; provided, that nothing contained in this Section 11(b) will prohibit public advertising or general solicitations so long as the advertising and solicitations are not specifically directed to employees, consultants, independent contractors, customers, clients and/or business relations of the Company, OPKO or OPKO Subsidiary.

(c)                                  The Employee acknowledges and confirms that the restrictive covenants contained in this Section 11 (including without limitation the length of the term of the provisions of this Section 11) are reasonably necessary to protect the legitimate business interests of the Company, OPKO or OPKO Subsidiary, and are not overbroad or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that the compensation payable to the Employee under this Agreement is in consideration for the duties and obligations of the Employee hereunder, including the restrictive covenants contained in this Section 11, and that such compensation is sufficient, fair and reasonable. The Employee further acknowledges and confirms that his full and faithful observance of each of the covenants contained in this Section 11 will not cause him any undue hardship, financial or otherwise. The Employee further acknowledges that the restrictions contained in this Section 11 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.  The Employee expressly agrees that upon any breach or violation of the provisions of this Section 11, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company, OPKO or OPKO Subsidiary, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 11. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 11 of this Agreement will cause irreparable harm and damage to the Company, OPKO or OPKO Subsidiary, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognizes and hereby acknowledges that the Company, OPKO or OPKO Subsidiary shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 11 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company, OPKO or OPKO Subsidiary may possess.

12.                               Company Securities.  Except as otherwise prohibited by applicable securities laws, the Employee is permitted to purchase or sell shares of OPKO at any time and for any reason; provided that (1) the Employee does not possess any material non-public information and (2) the Employee shall abide by any blackout periods that OPKO may establish pursuant to its insider trading policies that are generally applicable to management-level employees; provided, further, that the Employee shall not at any time be subject to pre-clearance requirements of OPKO. The parties agree that the Employee is not an executive officer of OPKO and accordingly, will not be designated as such by OPKO without the Employee’s express agreement or as required by applicable securities law in light of changes in facts and circumstances.

13.                               General Provisions.

(a)                                 This Agreement contains the entire transaction among the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

(b)                                 The waiver by any party of any breach or default of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

(c)                                  This Agreement may not be changed orally, but only by an Agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

(d)                                 This Agreement will be binding upon and be enforceable against the Company and its successors and assigns and, as applicable, OPKO and its successors and assigns.  Insofar as the Employee is concerned, this Agreement is personal, is binding on the Employee, his estate and his heirs, and cannot be assigned.  Neither the Company nor OPKO may assign this Agreement, except upon a sale of substantially all of the assets of Company or OPKO, and then only to a successor who assumes this Agreement in writing.

(e)                                  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f)                                   This Agreement will be construed pursuant to and in accordance with the laws of the State of New Jersey.

(g)                                  If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(h)                                 Any dispute, grievance, or controversy arising under or in conjunction with this Agreement will be referred to Frost and will be dealt with by personal discussion, and if not satisfactory resolved, will be submitted under the Rules of the American Arbitration Association of New York City (except with respect to the Employee’s Restrictive Covenant).

(i)                                     The Company and OPKO shall be jointly and severally liable for all financial obligations under this Agreement.

(j)                                    Any consent of the Company required under this Agreement will not be unreasonably withheld or delayed.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:
Bio-Reference Laboratories, Inc.

/s/ Richard L. Faherty
By: Richard L. Faherty

OPKO:
OPKO Health, Inc.

/s/ Adam Logal
By: Adam Logal

EMPLOYEE:

/s/ Marc D. Grodman
Marc D. Grodman, M.D